Exhibit 10.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 1, 2015 (the “Effective Date”), by and among TC PipeLines, LP, a Delaware limited partnership (the “Partnership”), TC PipeLines GP, Inc., a Delaware corporation, and (the “General Partner”) TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership (the “ILP”) (each of the foregoing parties, individually, a “Party,” and collectively, the “Parties”), is entered into with reference to the following:

RECITALS

A.        The Partnership owns a 30% membership interest (the “Interest”) in Gas Transmission Northwest LLC, a Delaware limited liability company (“GTN”).  The Interest was acquired on the Effective Date effective 12:01 am Pacific Standard Time in consideration of a purchase price (the “Purchase Price”) comprised of (i) a closing payment of $262,635,353, which is subject to a further 90-day Purchase Price adjustment in respect of working capital, and (ii) Class B Units having an agreed fair market value of $95,000,000.  In addition, the Partnership incurred transaction costs such as, but not limited to, fees paid for fairness opinions and legal fees (“Transaction Costs”) in connection with the acquisition of the Interest.  The ILP owns a 70% membership interest in GTN.

B.        The Partnership desires to transfer the Interest to the ILP in part as a $95,000,000 contribution to the capital of the ILP and in part in consideration of inter-partnership indebtedness payable by the ILP to the Partnership (the “Debt”) in an amount equal to the Purchase Price, plus the Transaction Costs, less the $95,000,000 value of the Class B Units.  The agreed fair market value of the Interest is the Purchase Price plus the Transaction Costs.

C.        Pursuant to the Amended and Restated Agreement of Limited Partnership of the ILP dated as of May 28, 1999, the General Partner is required to make a capital contribution contemporaneously with the Partnership’s capital contribution of the Interest in exchange for Class B referred to in Recital A.  The General Partner desires to make a cash capital contribution of $969,387 (1.0101/98.9899ths of $95,000,000) to the ILP pursuant to this requirement.  In addition, the General Partner has contributed to the Partnership $959,596 (1/99th of 95,000,000), as required by the Partnership’s Third Amended and Restated Partnership Agreement, and the Partnership desires to contribute this $959,596 to the ILP as a capital contribution. With respect to this additional Partnership contribution to the ILP, the General Partner desires to make an additional contemporaneous capital contribution to the ILP of $9,792 (1.0101/98.9899ths of 959,596).

D.        The ILP is willing to accept the transfer of the Interest by the Partnership and the cash capital contribution by the General Partner and to be obligated to pay the Debt.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties, intending to be bound legally hereby, covenant and agree as follows:

1.         Definitions.  As used herein, the following terms shall have the following meanings unless otherwise indicated:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrance” means any (a) mortgage, pledge, lien, security interest, charge, hypothecation, right of setoff, right of counterclaim, right of recoupment, or other encumbrance, security agreement, security arrangement, assignment, assignment in trust, conditional sale, title retention agreement or adverse claim of any kind, (b) purchase or option agreement or put arrangement, (c) subordination agreement or arrangement or (d) agreement to create or effect any of the foregoing.

“Governmental Agency” means the government of any federal, state, municipal or other political subdivision, including all agencies and instrumentalities of such governments.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Partnership or the ILP, as the case may be, to perform its obligations under this Agreement, (b) the legality, validity or enforceability of this Agreement, or (c) the interest of ILP in the Interest, taken as a whole.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Agency.

2.         Transfer of Interest; Cash Contribution.  The Partnership hereby transfers all of its right, title and interest in the Interest to the ILP and agrees to make a cash capital contribution to the ILP in the amount of $959,596.  This transfer shall be effective on the Effective Date immediately after the Partnership’s acquisition of the Interest, as referred to in Recital A.  The Partnership shall execute any and all forms and certificates as may be necessary to effect such transfer.

3.         General Partner Approval; Cash Contribution.  The General Partner hereby consents to the Partnership’s contribution of the Interest to the ILP and agrees to make a cash capital contribution to the ILP in the amount of $979,179 as of the Effective Date.

4.         Inter-Partnership Debt.  The ILP shall be obligated to pay the Debt to the Partnership.  For any period when there is a balance due on the Debt, the ILP shall be responsible for paying all interest and fees incurred by the Partnership in connection with indebtedness incurred by the Partnership to acquire the Interest.  The amount of the Debt shall be adjusted for any post-closing adjustments or indemnity payments in connection with the Partnership’s acquisition of the Interest as referred to in Recital A.  The terms of the Debt, including repayment, adjustments, interest and fees, shall be as mutually agreed from time to time by the Partnership and the ILP.

5.         Acknowledgments Regarding Tax Matters.  The Parties agree to treat the contributions of the Interest by the Partnership as a transaction governed by Section 1.708-1(c)(3)(i) of the Treasury Regulations (assets – over merger), to the extent allowable by law, with the transfer of the portion of the Interest by the Partnership in exchange for the Debt being treated as a sale of such portion of the Interest as permitted by Section 1.708-1(c)(3)(ii) of the Treasury Regulations.  The Parties agree to treat the cash contribution by the General Partner to the ILP as a transaction governed by Section 721 of the Code.  The Parties shall cooperate on the tax reporting of the transaction, which shall be consistent with the tax reporting of the Partnership’s acquisition of the Interest to the extent pertinent.

6.         Representations and Warranties.  The Partnership represents and warrants to the ILP as of the Effective Date that:

(a)                               Powers.  The Partnership has full power and authority to execute, deliver, and perform its obligations under this Agreement.

(b)                              No Conflict or Violation.  The Partnership’s execution, delivery of and performance of this Agreement will not result in a breach of, or conflict with, any provision of (a) any statute, law, writ, order, rule, or regulation of any Governmental Agency applicable to the Partnership, (b) any judgment, injunction, decree or determination applicable to the Partnership or (c) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which the Partnership may be bound or to which any of the assets of the Partnership are subject.

(c)                               Authorization; Enforceability. This Agreement (a) has been duly and validly executed and delivered by the Partnership and (b) is a legal, valid, and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The transfer of the Interest pursuant to this Agreement is effective and enforceable against the Partnership as of the Effective Date in accordance with the terms of this Agreement.

(d)                             Consents and Approvals.   No notice to, registration with, consent or approval of, or any other action by, any Governmental Agency or other Person is or will be required for the Partnership to execute, deliver, and perform its obligations under this Agreement other than such notices, registrations, consents and approvals which have been duly obtained or made, or, if not duly obtained or made, would not have a Material Adverse Effect.

(e)                               Good Title.   Immediately prior to the transfer by the Partnership of the Interest pursuant to this Agreement, the Partnership was the sole legal and beneficial owner of, and had good title to, the Interest, free and clear of any Encumbrance, and the Interest was not subject to any prior sale, transfer, assignment, options or participation by the Partnership or any agreement to assign, convey, transfer, or participate, in whole or in part, other than this Agreement.

(f)                                Litigation.  No proceedings are pending or, to the knowledge of the Partnership, threatened against the Partnership before any Governmental Agency that, individually or in the aggregate, would have a Material Adverse Effect.  Without limiting the foregoing, neither the Partnership nor any of its Affiliates has received notice of any such proceedings.

(g)                              Liabilities.  There are no liabilities, obligations or Encumbrances of any kind (whether fixed, contingent, conditional, or otherwise) with respect to the Interest.

(h)                              Brokers.  No broker, finder, or other Person acting under the Partnership’s authority is entitled to any broker’s commission or other fee in connection with the transactions contemplated by this Agreement for which ILP could be responsible.

7.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict-of-law provisions.

8.         Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

9.         Severability.  If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

10.       Entire Agreement.  This Agreement constitutes the entire agreement of the Parties about the subject matter hereof, and supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subject matter, all of which have become merged and finally integrated into this Agreement.

11.       Further Assurances.  Each Party agrees (a) to execute and deliver, or to cause to be executed and delivered, all such instruments, and (b) to take all such actions as the other Party may reasonably request, to effectuate the intent and purposes, and to carry out the terms, of this Agreement, including the procurement of any third-party consents.

12.       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be executed as of the day and year first above written.

TC PIPELINES, LP

By:	/s/ Jon A. Dobson

Name: Jon A. Dobson

Title: Corporate Secretary

TC PIPELINES GP, INC.

By:	/s/ Jon A. Dobson

Name: Jon A. Dobson

Title: Corporate Secretary

TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP

By:	/s/ Jon A. Dobson

Name: Jon A. Dobson

Title: Corporate Secretary

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